UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Consolidated Communications Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2008

To Our Stockholders:

The 2008 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on Tuesday, May 6, 2008, at 9:00 a.m., central time. The 2008 annual meeting of stockholders is being held for the following purposes:

1. To elect two Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal No. 2); and

3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 19, 2008 are entitled to vote at the meeting or at any postponement or adjournment thereof.

We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

Steven J. Shirar
Senior Vice President, President of
Enterprise Operations and Secretary

April 4, 2008

i

ii

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

This proxy statement contains information related to the 2008 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we” or “us”), that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on Tuesday, May 6, 2008, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date of mailing for this proxy statement, proxy card, as well as a copy of our combined 2007 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2007, is April 4, 2008.

ABOUT THE MEETING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2008 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2008 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated Steven J. Shirar and David J. Doedtman as proxies, who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	the election of two Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2008 (Proposal No. 2); and

•	any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 19, 2008, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below on this page for a description of a beneficial owner in “street name.”

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If this is the case, the stockholder proxy materials have been sent or provided directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank, or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of March 19, 2008, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 19, 2008, the record date, 29,511,486 shares of our common stock were outstanding. Proxies received but marked as withheld, abstentions or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct on the proxy card. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted by:

•	delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the annual meeting.

If your shares are held in “street name,” you may vote in person at the annual meeting if you obtain a proxy as described in the answer to the previous question. The powers of the proxy holders with regard to your shares will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not, by itself, revoke a previously granted proxy.

Can I vote by telephone or electronically?

No. We have not instituted any mechanism for telephone or electronic voting. “Street name” stockholders, however, may be able to vote electronically through their bank, broker or other holder of record. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement.

How many votes are required for the proposals to pass?

Directors are elected by a plurality vote. Accordingly, the two director nominees who receive the greatest number of votes cast will be elected. The proposal to ratify the selection of our independent auditors requires the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

How are abstentions and broker non-votes treated?

If a stockholder abstains from voting on any proposal, it will have the same effect as a vote “AGAINST” that proposal, except with respect to Proposal No. 1, where it will have no effect. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of each of the nominees for Class III director and “FOR” the proposal to ratify the appointment of our independent auditors.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the board of directors.

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

•	“FOR” the election of each nominee for Class III director (see page 8);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 20).

What happens if additional matters are presented at the annual meeting?

Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the board or, if no recommendation is given, in their own discretion.

Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Who will tabulate and certify the vote?

Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes and act as Inspector of Elections.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2007 Annual Report to Stockholders?

We have enclosed our 2007 annual report to stockholders for the fiscal year ended December 31, 2007 with this proxy statement. The annual report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

Our annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, is included in the 2007 annual report to stockholders, which accompanies this proxy statement.

You can also obtain, free of charge, a copy of our annual report on Form 10-K, including all exhibits filed with it, by:

•	accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “SEC Filings” link;

•	writing to:

Consolidated Communications Holdings, Inc. — Investor Relations
121 South 17th Street
Mattoon, Illinois 61938; or

•	telephoning us at: (217) 258-9522.

You can also obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 32, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated this information is current as of March 19, 2008, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

	Aggregate Number of
	Shares Beneficially	Percentage of
Name of Beneficial Owner	Owned	Shares Outstanding

Central Illinois Telephone, LLC(a)	5,634,106	19.09%
Jennison Associates LLC(b)	2,519,000	8.54%
Prudential Financial, Inc.(b)	2,523,600	8.55%
OppenheimerFunds, Inc.(c)	1,815,800	6.15%
Richard A. Lumpkin(a)	5,634,106	19.09%
Robert J. Currey(d)	309,072	1.05%
Steven J. Shirar(e)	88,246	*
Steven L. Childers(f)	88,627	*
Joseph R. Dively(g)	88,122	*
C. Robert Udell, Jr.(h)	71,631	*
Maribeth S. Rahe(i)	15,433	*
Jack W. Blumenstein(j)	8,000	*
Roger H. Moore(k)	8,000	*
All directors and executive officers as a group (10 persons)	6,357,874	21.54%

*	Less than 1.00% ownership.

(a)	The equity interests in Central Illinois Telephone, LLC (“Central Illinois Telephone”) are owned by SKL Investment Group, LLC, a Delaware limited liability company (“SKL Investment Group”). Richard A. Lumpkin and members of his family own all of the equity interests in SKL Investment Group. Mr. Lumpkin is the sole manager of the SKL Investment Group fund that owns Central Illinois Telephone and he has the sole power to direct the voting and disposition of its investments. Mr. Lumpkin is also the sole manager of Central Illinois Telephone and has the sole investment and voting power with respect to the shares of common stock held by Central Illinois Telephone. As a result of the above, Mr. Lumpkin may be deemed to have beneficial ownership of the shares owned by Central Illinois Telephone. He disclaims this beneficial ownership except to the extent of his pecuniary interest in those securities. The address of Central Illinois Telephone and Mr. Lumpkin is P.O. Box 1234, Mattoon, Illinois 61938. Includes 1,500 shares owned by Mr. Lumpkin’s wife.

(b)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 6, 2008 by Prudential Financial, Inc. and in a Schedule 13G/A filed with the SEC on February 14, 2008 by Jennison Associates LLC. The schedule contains the following information regarding beneficial ownership of the shares: Prudential Financial, Inc., as the parent holding company and the direct or indirect parent of Jennison Associates LLC, may be deemed the beneficial owner of securities beneficially owned by Jennison Associates LLC and may have direct or indirect voting and/or investment discretion over 2,519,000 shares that are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

(c)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on February 4, 2008 by OppenheimerFunds, Inc. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017. The address of OppenheimerFunds, Inc. is Two World Financial Center, 225 Liberty Street, New York, New York 10281.

(d)	Consists 204,566 shares of common stock awarded under our restricted share plan, 77,034 shares of common stock awarded under our Long-Term Incentive Plan of 2005, and 27,472 shares owned personally by Mr. Currey.

(e)	Consists of 69,440 shares of common stock awarded under our restricted share plan and 18,806 shares of common stock awarded under our Long-Term Incentive Plan of 2005.

(f)	Includes 70,822 shares of common stock awarded under our restricted share plan and 17,805 shares of common stock awarded under our Long-Term Incentive Plan of 2005.

(g)	Includes 69,316 shares of common stock awarded under our restricted share plan and 18,806 shares of common stock awarded under our Long-Term Incentive Plan of 2005.

(h)	Includes 19,965 shares of common stock awarded under our restricted share plan, 43,939 shares of common stock awarded under our Long-Term Incentive Plan of 2005 and 7,727 shares of common stock owned by Mr. Udell.

(i)	Includes 8,000 shares of common stock awarded under our Long-Term Incentive Plan of 2005 and 7,433 shares of common stock owned by Ms. Rahe.

(j)	Consists of 8,000 shares of common stock awarded under our Long-Term Incentive Plan of 2005.

(k)	Consists of 8,000 shares of common stock awarded under our Long-Term Incentive Plan of 2005.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Mr. Currey and Ms. Rahe, the nominees designated below as the Class III directors, at this year’s annual meeting to serve for a term of three years expiring in 2011 or until their successors are duly elected and qualified. The nominees for election to the position of Class III director, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below.

It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the two nominees named herein as the Class III directors. Each of the nominees named herein presently serves on our board of directors, and each has consented to serve as a director if elected at this year’s annual meeting. In the event either nominee named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute. The board has no reason to believe that either nominee named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position With Consolidated

Robert J. Currey
(Class III Director — term expiring in 2011)	62	President, Chief Executive Officer and Director
Maribeth S. Rahe
(Class III Director — term expiring in 2011)	59	Director

Directors continuing to serve

Name	Age	Current Position With Consolidated

Jack W. Blumenstein
(Class II Director — term expiring in 2010)	64	Director
Roger H. Moore
(Class II Director — term expiring in 2010)	66	Director
Richard A. Lumpkin
(Class I Director — term expiring in 2009)	73	Chairman of the Board

Business experience of nominees to the board

Robert J. Currey serves as the President, Chief Executive Officer and a director. Mr. Currey has served as one of our directors and as a director of our predecessors since 2002 and as our President and Chief Executive Officer since 2002. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and Chief Executive Officer of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997. Mr. Currey is also a director of The Management Network Group, Inc., the USTelecom Association and the Illinois Business RoundTable.

Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and Chief Executive Officer of Fort Washington Investment Advisors, Inc. since November 2003. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.

Business experience of continuing directors

Richard A. Lumpkin is the Chairman of our board of directors. Mr. Lumpkin has served in this position and as a director with us and our predecessor since 2002. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired our predecessor in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at our predecessor, including Chairman, Chief Executive Officer, President and Treasurer. Mr. Lumpkin is currently a director of Agracel, Inc., a real estate investment company, and serves on the advisory board of Eastern Illinois University and as a trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the USTelecom Association, a former president of the Illinois Telecommunications Association, a former director of First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), a financial services holding company and a former director of Ameren Corp., a public utility holding company. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

Jack W. Blumenstein has served as a director since July 2005. Mr. Blumenstein is President and Chief Executive Officer of AirCell LLC, a provider of airborne cellular and satellite telecommunications systems and services. He has been the co-President of Blumenstein/Thorne Information Partners, LLC since October 1996 and is a co-founder of that private equity investment firm. Blumenstein/Thorne focuses on capital transactions in the telecommunications and information industry. From October 1992 to September 1996, Mr. Blumenstein held various positions with The Chicago Corporation, serving most recently as Executive Vice President, Debt Capital Markets Group and a member of the Board of Directors. Mr. Blumenstein was President and Chief Executive Officer of Ardis, a joint venture of Motorola and IBM, and has held various senior management positions in product development and sales and marketing for Rolm Corporation and IBM. Mr. Blumenstein also presently serves on the boards of AirCell LLC and ShopperTrak, Inc.

Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and Chief Executive Officer from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. From September 1998 to October 1998, he served as President, Chief Executive Officer and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. Mr. Moore also presently serves as a director of VeriSign, Inc. and Western Digital Corporation.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the election of each nominee named above (Proposal No. 1 on the accompanying proxy card).

The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each nominee.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

As a result of this review, our board of directors affirmatively determined that Messrs. Blumenstein and Moore and Ms. Rahe are independent for purposes of both Rule 4200(a)(15) of The NASDAQ Stock Market, Inc.’s (“NASDAQ”) Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act.

The board considered the relationship between the Company and VeriSign, Inc., a company from which the Company purchases network signaling and user authentication services in the ordinary course of business, because Mr. Moore is a director of VeriSign, Inc. VeriSign, Inc. received approximately $1.5 million in payments from the Company in 2007, and such purchases were made on customary terms. The board concluded that, under these facts and circumstances, the relationship during 2007 was not a material one for purposes of the NASDAQ listing standards after determining that Mr. Moore’s interest in these transactions is not material and would not influence his actions or decisions as a director of the Company.

How are directors compensated?

We pay our non-employee directors an annual cash retainer of $12,500. Board members also are paid $1,000 for each board meeting attended in person and $500 for each board committee meeting attended in person. Meeting fees are halved for each board or board committee meeting attended by means of telephone conference call. We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings.

In addition, the chairperson of the audit committee receives an annual cash retainer of $15,000, and the chairperson of the compensation committee and the corporate governance committee each receive an annual retainer of $5,000.

Each non-employee director is eligible to receive grants of stock options, stock, stock units, stock appreciation rights and cash bonuses pursuant to one or more cash incentive programs that may be adopted under our Long-Term Incentive Plan of 2005, subject to certain limitations on the number and amount of such grants contained in the plan. In 2007, each non-employee director of the Company received a restricted share award of 2,000 shares on March 14, 2007 under this plan. One quarter of such shares will vest on each December 5th from 2007 through 2010.

Mr. Lumpkin and Mr. Currey, directors who also serve as executive officers, do not receive any additional compensation for their service on the board.

This table discloses all compensation provided to each non-employee director of the Company in 2007.

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash($)	($)(1)	($)

Jack W. Blumenstein	$41,000	$23,718	$64,718
Roger H. Moore	$29,000	$23,718	$52,718
Maribeth S. Rahe	$31,000	$23,718	$54,718

(1)	Stock Awards. The amounts in this column represent the Company’s expense for the year ended December 31, 2007 with respect to all outstanding restricted shares held by each non-employee director, disregarding any adjustments for estimated forfeitures, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“123(R)”). The grant date fair value of restricted shares awarded to each non-employee director in 2007, computed in accordance with 123(R), was $40,020. Each non-employee director had 6,000 restricted shares outstanding at December 31, 2007. Also see Footnote 16 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for an explanation of the assumptions made by the Company in the valuation of these awards.

How often did the board meet during 2007?

The board met 11 times during calendar 2007. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. During 2007, the independent directors held four meetings at which only independent directors were present in connection with regularly scheduled meetings of the board or committees of the board.

What is the policy regarding director attendance at annual meetings?

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of the Company’s directors attended the 2007 annual meeting of stockholders.

What committees has the board established?

The board has standing audit, corporate governance and compensation committees. The membership of the standing committees was as of December 31, 2007, and currently is, as follows:

	Audit	Governance	Compensation
Name	Committee	Committee	Committee

Jack W. Blumenstein	Chairperson	*	*
Roger H. Moore	*	*	Chairperson
Maribeth S. Rahe	*	Chairperson	*

*	indicates member

Audit Committee.  The audit committee consists of Messrs. Blumenstein and Moore and Ms. Rahe. The board has determined that all members of the audit committee are independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. Each of the audit committee members is financially literate as determined by our board in its business judgment. The board has also determined that in addition to being independent, each of Mr. Blumenstein, Mr. Moore and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules.

The audit committee met five times during 2007. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

•	the integrity of our financial statements and reporting process;

•	our compliance with legal and regulatory matters;

•	the independent auditor’s qualifications and independence; and

•	the performance of our independent auditors.

Our audit committee is also responsible for the following:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining, and overseeing the work of our independent auditors;

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

•	approving all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page 43; and

•	preparing reports to be included in our public filings with the SEC.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 17.

Corporate Governance Committee.  The corporate governance committee consists of Messrs. Blumenstein and Moore and Ms. Rahe, who serves as the Chairperson. The board has determined that each of Ms. Rahe, Mr. Blumenstein, and Mr. Moore are independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules.

The governance committee met twice during 2007. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the corporate governance committee are as follows:

•	to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

•	to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link; and

•	to oversee the evaluation of our board and management team.

In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board.

Compensation Committee.  The compensation committee consists of Messrs. Blumenstein and Moore, who serves as its Chairperson, and Ms. Rahe. The board has determined that each of Mr. Blumenstein, Mr. Moore and Ms. Rahe is independent for purposes of Rule 4200(a)(15) of NASDAQ’s Marketplace Rules.

The compensation committee met three times during 2007. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the compensation committee are as follows:

•	to review and approve goals and objectives relating to the compensation of our Chief Executive Officer and, based upon a performance evaluation, to determine and approve the compensation of the Chief Executive Officer;

•	to make recommendations to our board on incentive compensation and equity-based plans; and

•	to prepare reports on executive compensation to be included in our public filings with the SEC.

Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis” section of this proxy statement.

Stockholder recommendations for director nominations

As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may at any time review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of business conduct and ethics

The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

•	Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.

•	Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

•	Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code will be included in the orientation of new employees and has been provided to existing directors, officers and employees.

If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, dated July 2005, which is available by accessing the investor relations section of our website at http://ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the Board in fulfilling its oversight responsibility for:

•	the quality and integrity of the company’s financial statements;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the company’s independent auditors.

In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

The audit committee met five times during fiscal year 2007. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2007. The audit committee discussed with Ernst & Young LLP, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP, the auditor’s independence from the Company and its management, including the matters in the written disclosures the audit committee received from the independent auditor as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditor’s independence.

Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2008.

MEMBERS OF THE AUDIT COMMITTEE

Jack W. Blumenstein
Maribeth S. Rahe
Roger H. Moore

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Pre-approval Policy

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work and all non-audit work performed by the independent auditors, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act to management.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal 2007 and 2006 (including services rendered by Ernst & Young LLP for the audit of our internal controls over financial reporting under the Sarbanes-Oxley Act of 2002) totaled approximately $1.3 million and $1.1 million, respectively. Audit fees for fiscal 2007 also included fees billed for professional services rendered with respect to engagements, consents, comfort letters, and assistance with the review of our filings with the SEC in connection with our acquisition of North Pittsburgh Systems, Inc. and the related SEC registered security offering.

Audit-Related Fees

The aggregate fees billed professional services rendered by Ernst & Young LLP for the audit-related fees in 2007 was $0.2 million. The audit-related work performed by Ernst & Young LLP in 2007 primarily related to diligence engagements on acquisitions. There were no additional audit-related services rendered by Ernst & Young LLP during fiscal year 2006.

Tax Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP during fiscal 2007 and 2006 for tax compliance, tax advice and tax planning in connection with our tax returns totaled approximately, $0.2 million and $0.1 million, respectively.

All Other Fees

None.

For the fiscal 2007, no Audit-Related Fees, Tax Fees or All Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2008. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002, when Homebase Acquisition, LLC, one of our predecessors, acquired our Illinois operations from McLeodUSA.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2008 (Proposal No. 2 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2008 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

If the appointment is not ratified, the audit committee will reconsider the appointment.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following is a description of the background of our executive officers who are not directors:

Steven L. Childers, age 52, serves as our Senior Vice President & Chief Financial Officer. Mr. Childers has served in this position since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service and, a Vice President of Sales as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined our predecessor in 1986 and served in various capacities through its acquisition in 1997, including as President of its then existing Market Response division and in various finance and executive roles. Mr. Childers is a member of the board of directors and serves as President of the Eastern Illinois University Foundation.

Joseph R. Dively, age 48, serves as our Senior Vice President and President of Illinois Telephone Operations. Mr. Dively has served in this position since 2002. From 1999 to 2002, Mr. Dively served as Vice President and General Manager of Illinois Consolidated Telephone Company. In 2001, Mr. Dively also assumed responsibility for the then existing non-regulated subsidiaries of our predecessor, including Operator Services, Public Services and Market Response. From 1997 to 1999, Mr. Dively served as Senior Vice President of Sales of McLeodUSA. Mr. Dively joined our predecessor in 1991 and served in various capacities through its acquisition in 1997, including Vice President and General Manager of Consolidated Market Response and Vice President of Sales and Marketing of Consolidated Communications. Mr. Dively is currently a director of First Mid-Illinois Bancshares, Inc. Mr. Dively also serves as the Chairman of Sarah Bush Lincoln Health System, and the Illinois State Chamber of Commerce Board of Directors. He is also past president of the Charleston Area Chamber of Commerce and Eastern Illinois University’s Alumni Association. He previously chaired Eastern Illinois University’s Business School Advisory Board and served on the board of the USTelecom Association.

Steven J. Shirar, age 49, serves as our Corporate Secretary and Senior Vice President and President of Enterprise Operations. Mr. Shirar has served as Secretary since February 2006 and has served as Senior Vice President and President of Enterprise Operations since 2003. From 1997 to 2002, Mr. Shirar served in various capacities at McLeodUSA, progressing from Chief Marketing Officer to Chief Sales and Marketing Officer. From 1996 to 1997, Mr. Shirar served as President of our predecessor’s then existing software development subsidiary, Consolidated Communications Systems and Services, Inc.

C. Robert Udell, Jr., age 42, serves as our Senior Vice President and President of Texas Telephone Operations. Mr. Udell has served in this position since 2004. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations, and Engineering. Mr. Udell currently serves as Chairman of the Independent Telephone and Telecommunications Alliance and is a member of the USTelecom Association Policy committee. He serves on the boards of the Katy Economic Development Council, South Montgomery County/The Woodlands Economic Development Partnership, Greater Conroe Economic Development Council, The Woodlands Advisory Council for Memorial Hermann Hospital and serves as Vice Chairman of the Montgomery County United Way.

Christopher A. Young, age 52, serves as our Chief Information Officer. Mr. Young has served in this position since 2003. From 2000 to 2003, Mr. Young served as Chief Information Officer of NewSouth Communications, Inc., a broadband communications provider. From 1998 to 2000, Mr. Young served as Chief Information Officer for 21st Century Telecom Group.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans Approved by Stockholders

Immediately prior to the closing of our initial public offering in July 2005, our stockholders approved our long-term incentive plan to be effective upon completion of our initial public offering. The plan provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. Our non-employee directors and certain employees are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder return, otherwise contribute to our success and enable us to attract, retain and reward the best available individuals for positions of responsibility. Our compensation committee administers the plan and determines if and when awards should be granted. Our board also has the authority to administer the plan. The terms and conditions of each award made under the plan, including any vesting or forfeiture conditions, are set forth in the certificate evidencing the grant.

Equity Plans Not Approved by Stockholders

In August 2003, the board of managers of our predecessor company adopted a restricted share plan to which we succeeded upon completion of our initial public offering in July 2005. The restricted share plan authorized the board of directors to grant to members of management, as incentive compensation, awards of restricted shares of common stock or securities convertible into shares of common stock. In connection with our initial public offering, the restricted share plan was amended to eliminate our board’s ability to make any future awards of restricted common stock under the plan.

The following table sets forth information regarding our equity compensation plans as of December 31, 2007:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities	Weighted-Average	Equity Compensation
	to be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	—	—	507,916
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	507,916

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The compensation committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the compensation committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

This report is submitted on behalf of the members of the compensation committee:

Roger H. Moore, Chairperson
Jack W. Blumenstein
Maribeth S. Rahe

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation committee has designed our executive compensation program to achieve the following objectives:

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of the Company’s business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

Each key element of total compensation serves a specific purpose that helps achieve the objectives of the executive compensation program.

The three key elements of the current executive compensation program are annual base salary, cash bonuses, and long-term, equity-based incentives. The Company also provides its executive officers with severance and change-in-control benefits as well as a limited number of perquisites and other personal benefits. Our discussion below under the caption “Elements of Executive Compensation” contains additional explanation of each of these elements. In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the compensation committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities.

The following discussion explains how the compensation committee uses the three key compensation elements to meet the objectives of its executive compensation program.

Objective #1: Provide incentives to our executives to maximize stockholder return.  The compensation committee uses restricted shares in an effort to unify the interests of the Company’s executives and stockholders. The Company granted restricted shares to its executives in March 2007, as described below under the caption “Long-Term, Equity-Based Incentives” on page 28. The compensation committee believes that granting restricted shares that vest incrementally over time, but only so long as an executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time so the executive can realize a greater value of those shares once they vest. We also granted performance shares to our executives in March 2007, pursuant to which restricted shares may be awarded in the following year based on the attainment of certain performance goals for 2007. The time-based vesting schedule attached to these restricted shares serves the same purpose.

Objective #2: Enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of the Company’s business.  In order to achieve this objective, the compensation committee believes that it must pay our executives competitive compensation.

In order to assist the compensation committee in setting compensation levels for 2007, the compensation committee obtained from its outside consultant in October 2006 a custom survey of compensation paid by the following companies (our “benchmark group”) that operate in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues ranging from $100 million to $1 billion:

— Alaska Communications Systems Group	— Centennial Communications	— Commonwealth Telephone Enterprises
— CT Communications, Inc.	— D&E Communications, Inc.	— Eschelon Telecom, Inc.
— Fairpoint Communications, Inc.	— General Communication	— Harmonic, Inc.
— Iowa Telecommunications Services, Inc.	— Mediacom Communications Corp.	— North Pittsburgh Systems
— Rural Cellular Corp.	— Surewest Communications	— Talk America Holdings, Inc.
— Time Warner Telecom

The compensation committee selected these companies for its benchmark study in late 2006, because the Company competes with them for executive talent and because these companies also compete with the Company in the capital markets for investors. In future years, the compensation committee will continue to assess the benchmark group and update it as appropriate. This information provided guidance for decisions regarding various elements of the Company’s executive compensation program:

•	levels of salary, annual bonus, long-term incentives and total direct compensation;

•	percentage of total compensation that is cash and percentage that is equity;

•	percentage of total compensation that is current and percentage that is long-term;

•	types and features of equity-based compensation awards;

•	amounts and types of perquisites and other personal benefits; and

•	components of potential change-in-control benefits.

In October 2006, the Company’s outside compensation consultant also provided the compensation committee with a report that showed that, as of August 2006, the Company paid total direct compensation to its executives at a level that ranked the Company in the 40th percentile of the benchmark group. The compensation committee then re-evaluated the elements of its executive compensation program and made certain changes, which we describe more specifically below, which the compensation committee felt were appropriate and necessary given its objective of paying total direct compensation (consisting of salary, annual bonus and long-term equity) at approximately the 50th percentile of the benchmark group.

In general, the compensation committee encourages executives to remain with the Company by paying annual cash bonuses, which motivates executives to remain employed through the year, and by granting restricted shares and performance shares, which grants require a long-term commitment to the Company since executives must generally remain employees for at least four years (in the case of restricted shares) or five years (in the case of performance shares) in order to realize the full value of the shares when they vest.

Objective #3: Reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.  Our cash incentive bonus plan ties the level of achievement of Company annual financial and operational performance goals to the amount of annual incentive compensation we pay to each of our executives. The performance share component of the equity plan also ties the amount of restricted shares awarded to meeting Company performance goals. As a result, a significant portion of our executives’ total compensation is dependent on the degree to which we achieve these performance goals. This provides an incentive for our executives to increase our performance with respect to these measures, and in turn increase stockholder value.

Elements of Executive Compensation

The key elements of the compensation committee’s executive compensation program for 2007 were:

•	an annual base salary;

•	cash bonuses directly linked to achievement of the Company’s annual financial and operational performance goals; and

•	long-term, equity-based incentives using restricted shares and performance-based restricted shares.

In addition, the Company provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to all of its executive officers.

For 2007, as in 2006, the compensation committee determined that each of the named executive officers was eligible to receive an annual base salary and a cash bonus opportunity. The compensation committee also made restricted share grants as detailed in the Summary Compensation Table, and set performance-based restricted share targets to be awarded if certain performance goals were met. The Summary Compensation Table shows the compensation of each of the named executive officers for 2006 and 2007.

In general, the compensation committee reviews executive compensation and executive performance on an annual basis, in the first quarter following the completion of the previous performance year. For 2007 performance, the review took place in February of 2008.

Salary

The Company pays all of its executive officers a fixed, annual salary, which the compensation committee believes provides financial stability for executives and reflects their level of responsibility with the Company. The compensation committee also believes that salary increases should reward an individual’s contributions to the Company and may reflect market conditions.

The compensation committee reviews, and may revise at its discretion, salaries for executive officers when it feels those changes are warranted. In its annual review of the salaries of executive officers for 2007, the committee considered the following principal factors:

•	performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its preestablished performance goals;

•	achievement by the Company during the previous year of its performance goals; and

•	salary levels of comparable positions at companies in the Company’s benchmark group.

For 2007, the compensation committee increased base salary levels for Messrs. Currey, Udell and Shirar by three percent from their 2006 levels and for Messrs. Dively and Childers by approximately seven percent from their 2006 levels. The compensation committee approved the increases, which were effective as of March 1, 2007, in order to bring the named executive officers’ total direct compensation more in line with the total direct compensation of comparable executives in the benchmark group in order the meet the Company’s objective of paying total direct compensation at approximately the 50th percentile of that group. The compensation committee believes that the salary levels in 2007 for the named executive officers served the compensation committee’s objective to retain and reward these officers. The compensation committee pays Mr. Currey a higher salary because it believes that the difference in his salary level versus those of the other named executive officers is proportional to the higher level of his responsibilities and his accountability for Company performance.

The “Salary” column of the Summary Compensation Table shows the salaries paid for 2007 and 2006 to each of the named executive officers.

Cash Bonuses

The Company maintains a cash incentive bonus plan that is designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s long-term success. In 2007, each of the named executive officers was eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of the named executive officer’s salary and was based on the achievement of objective criteria established by the compensation committee. For 2007, the compensation committee based its performance targets on the following measures and in the following amounts:

•	40% on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for 2007 (target of $139.4 million);

•	25% on dividend payout ratio for 2007 (target of 82.5% or less);

•	25% on broadband subscriber net additions for 2007 (target of 19,000 net additions), which consisted of the number of the Company’s subscribers to its digital subscriber lines (DSL) and Internet protocol television (IPTV) lines; and

•	10% on a set of eight related “Other Operating goals” which the compensation committee set for the Company’s executive team.

In February 2007, the compensation committee determined these measures and established a formula to link the results with payout levels. The compensation committee used these specific performance measures, target levels and a simple weighting of the measures because it believed that they served to most effectively promote the Company’s primary short-term goals of increasing earnings, sustaining its dividend, and adding broadband subscribers.

For 2007, the compensation committee established the bonus payouts for each executive, as a percentage of 2007 salary level, based on its assessment of appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive.

For 2007, the bonus payout target for our Chief Executive Officer was 120% of salary, and in the case of the other named executive officers, 50% of salary. The compensation committee used these levels because it believed the targeted payouts at those levels would achieve a bonus payout for each named executive officer so that each officer’s total direct compensation would be at roughly the 50th percentile of the benchmark group, and, in the case of the Chief Executive Officer, because his higher target payout level reflects the difference in the level of his scope of responsibilities and accountability for Company performance. The compensation committee, as previously described, had put in place in February 2007 a formula which determines the actual payout based on levels of achievement for each of the four major goal areas. The compensation committee has discretion to adjust the amount of bonus payments, including increasing the bonus payment if the target levels are exceeded and decreasing the bonus, or paying no bonus, if target levels are not achieved. For 2007, the committee did not exercise such discretion.

For 2007, the Company achieved the Company performance targets at the following levels:

Performance Measure	Actual	Target	% vs. Target

Adjusted EBITDA	$143.8 million	$139.4 million	103.2%
Dividend Payout Ratio	75.9%	82.5%	108.0%
Broadband Subscriber Net Adds	19,230	19,000	101.2%
Other Operating Goals	100%	100.0%	100.0%

Since the Company exceeded each of its four targets, the compensation committee approved bonus payments to each of the named executive officers in amounts that exceeded the target levels. The compensation committee determined the actual amounts paid by computing the weighted average of the achievement of the performance targets at the levels calculated using the formula described above. The bonuses, all of which were paid in March 2008, represented the following percentages of each named executive officer’s respective 2007 annual salary level:

	2007 Bonus Payout as a Percentage of 2007 Salary
	Actual Percentage of	Target Opportunity, as
Name	Salary Paid	a Percentage of Salary

Robert J. Currey	124%	120%
C. Robert Udell, Jr.	52%	50%
Steven J. Shirar	52%	50%
Joseph R. Dively	52%	50%
Steven L. Childers	52%	50%

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the compensation committee awarded to each of the named executive officers for 2007 pursuant to the Company’s bonus plan.

The compensation committee believes that the level of the cash bonus opportunities and the cash bonuses actually paid in 2007 to the named executive officers helped serve the compensation committee’s executive compensation program objectives to:

•	retain and reward its named executive officers by providing them with a cash bonus opportunity at a level competitive with the Company’s benchmark group; and

•	reward the named executive officers for achieving key financial and operational objectives, all of which were obtained in 2007.

Long-Term, Equity-Based Incentives

The Company maintains a stockholder-approved Long-Term Incentive Plan (the “LTIP”) that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. Our non-employee directors and certain employees, including each of the named executive officers, are eligible for grants under the plan. The principal purposes of the plan are to:

•	provide these individuals with incentives to maximize stockholder return and otherwise contribute to our success; and

•	enable us to attract, retain and reward the best available individuals for positions of responsibility.

Our compensation committee administers the plan and determines if and when awards should be granted.

After reviewing its executive compensation program, the compensation committee decided to implement a new equity program under the LTIP, and in February 2007, adopted the Executive Long-Term Incentive Program (the “program”). The program is intended to provide eligible executives with long-term incentive compensation at or near the 50th percentile of our benchmark group. Under the program, each year the compensation committee determines for each executive eligible to participate, including each named executive officer, and by comparable job position, the economic value of target annualized long-term incentive compensation at the 50th percentile of the benchmark group. In general, if in any year the compensation committee decides to make restricted share grants, the awards will be equal to 50% of this target value. The Company pays the other 50% of the target to the executives in the form of performance shares.

In March of 2007, the compensation committee awarded restricted shares to the named executive officers with a value equal to 150% of the target value of long-term incentive compensation. The increase in the award value from 50% to 150% of the target value was made to compensate the named executive officers for not receiving any equity awards since prior to our initial public offering in 2005 (except for a grant made to Mr. Udell in late 2005). These restricted shares vest at a rate equal to 25% per year on each December 5th following the date of grant, except for our Chief Executive Officer whose restricted shares vest 67% on the December 5th following the date of grant, and 33% on the second December 5th following the date of grant. Holders of our restricted shares are entitled to receive dividends and other distributions, if any, as and when declared by our board of directors.

In March 2007, the compensation committee established annual performance share award targets for each of the named executive officers with a value equal to 50% of the target value of long-term incentive compensation. The performance share awards entitled the executives to receive awards of restricted shares in the next subsequent year, if certain goals based on current year Company performance were attained. The committee used the same performance measures and targets that it used under the incentive cash bonus plan. Under the program, attainment of the goals at the target levels would result in the target number of performance shares awarded as restricted shares, and attainment of the goals at above or below the target levels would result in an increased or decreased number of restricted shares awarded. The restricted shares also vest at a rate equal to 25% per year on each December 5th following the date of grant, except for our Chief Executive Officer, which vest 100% on the first December 5th following the date of grant.

In March 2008, the compensation committee approved awards of restricted shares based on 2007 performance share award targets, as follows:

	2007 Performance	March 2008 Restricted
Named Executive Officer	Share Target	Shares Earned/Awarded

Robert J. Currey	20,619	21,361
C. Robert Udell	5,034	5,215
Steven J. Shirar	5,034	5,215
Joseph R. Dively	5,034	5,215
Steven L. Childers	5,034	5,215

The long-term equity incentive compensation levels were determined in November 2006. The value of the restricted shares granted in March 2007 was based on the trailing 20-day average closing price for all trading days in the month of November 2006, and the value of the performance shares was based on such share price, with a 10%

discount to reflect the risk of attaining performance goal results at below the target levels. The performance goals and minimum, target and maximum payouts set by the compensation committee for the 2007 performance share awards are the same as those approved for the cash incentive bonus plan.

The compensation committee believes that the long-term, equity-based incentives it awarded to its named executive officers in 2007 helped meet its objectives to:

•	retain and reward its named executive officers by providing them with long-term, equity-based compensation at a level competitive with the Company’s benchmark group; and

•	reward the named executive officers for achieving key financial and operational objectives, all of which were attained in 2007.

All Other Compensation

As part of our executive compensation program, we provide certain of our executives with the following other benefits:

•	personal use of a Company automobile;

•	living expenses if the executive’s responsibilities require repeated and extended stays away from home;

•	expenses paid for business related meals and travel for spouses;

•	tax reimbursement for Company automobile and business related travel; and

•	Company matching contributions to its 401(k) plan.

The “All Other Compensation” column of the Summary Compensation Table on page 32 shows the aggregate amounts of such compensation paid for 2007 to each of the named executive officers.

The compensation committee reviewed the amounts and types of perquisites and other benefits the Company provides to its executive officers as part of its benchmark group survey in the fourth quarter of 2006 and expects to revisit it periodically to determine if adjustments are appropriate.

Employment Security Agreements

On February 20, 2007 the Company adopted Employment Security Agreements with each of its named executive officers, as well as certain other executives. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the Employment Security Agreements.

The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top managers. It believes that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the agreements could prove crucial to the Company’s ability to retain top management through the transaction process.

There have been no changes in these agreements since their original execution date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers of a public company (other than the chief financial officer) to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Section 162(m) contains a transition rule that delays the application of its deductibility limits to compensation paid by a company that becomes public pursuant to an initial public offering. The Company generally can rely on this transition rule with respect to its compensation arrangements until the 2009 annual meeting of stockholders (subject to earlier termination of the transition rule in certain situations). Accordingly, all compensation paid to the named executive officers in 2007 is fully deductible by the Company without regard to Code Section 162(m).

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation

The compensation committee determines and makes recommendations to the board of directors concerning the compensation of the Company’s executive officers, including the named executive officers, and non-employee directors. The compensation committee reviews and approves:

•	base salary amounts for the Company’s executive officers;

•	annual incentive programs for the Company’s executive officers;

•	long-term equity incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company, including grants of restricted shares to directors;

•	annual performance goals and payouts for the Company under the bonus plan and the Company’s long-term incentive plan; and

•	amounts of the annual retainers and other fees for the Company’s non-employee directors.

Role of Executive Officers and Management

The Chief Executive Officer prepares a performance review for each of the other executives each year. Based on his assessment of each individual’s performance during the preceding calendar year, as well as a review of how each executive’s compensation compares with the benchmark group companies, the Chief Executive Officer recommends to the compensation committee, for each such executive, base salary amounts, restricted share and performance share awards and annual performance goals under the bonus plan and the long-term incentive plan.

Role of Independent Consultant

In 2006, the compensation committee directly engaged Watson Wyatt & Company as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies. In particular, Watson Wyatt & Company assisted the compensation committee with the following:

•	construction of the benchmark group companies to be used in compensation analysis;

•	analysis of the Company’s total direct compensation, including base salary, annual bonus, and long-term incentives;

•	evaluation of the prevalence and type of perquisite programs provided by other benchmark companies;

•	review and consulting on compensation design and performance linkage; and

•	ad hoc issue analysis as requested by the compensation committee.

In early 2008, the compensation committee engaged Watson Wyatt & Company to validate overall direction as well as to discuss certain elements of its compensation programs for named executives and other key management personnel.

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following table lists information regarding the compensation for the years ended December 31, 2007 and 2006, of our Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in this section, to whom we refer to, collectively, as the named executive officers.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	Awards($)(1)	Compensation($)	Compensation($)		Total($)

Robert J. Currey,	2007	$358,481	$1,610,833	$448,174	$13,500	(2)	$2,430,988
President and Chief Executive Officer	2006	$350,000	$648,843	$445,000	$14,781	(2)	$1,458,624
C. Robert Udell, Jr.,	2007	$215,088	$263,348	$112,043	$13,640	(3)	$604,119
Senior Vice President and President of Texas Telephone Operations	2006	$210,000	$162,208	$130,000	$15,223	(3)	$517,431
Steven J. Shirar,	2007	$215,088	$317,318	$112,043	$28,156	(4)	$672,605
Senior Vice President,	2006	$210,000	$216,281	$130,000	$32,469	(4)	$588,750
President of Enterprise Operations and Secretary
Joseph R. Dively,	2007	$211,308	$317,318	$110,852	$21,205	(5)	$660,683
Senior Vice President	2006	$200,000	$216,281	$125,000	$16,973	(5)	$558,254
and President of Illinois Telephone Operations
Steven L. Childers,	2007	$207,115	$317,318	$108,780	$9,600	(6)	$642,813
Senior Vice President and Chief Financial Officer	2006	$195,000	$216,281	$122,500	$9,273	(6)	$543,054

(1)	Stock Awards. The amounts in this column represent the Company’s expense for the years ended December 31, 2007 and 2006 with respect to all outstanding restricted shares and performance shares held by each named executive officer during the applicable year, disregarding any adjustments for estimated forfeitures. See the discussion below under the caption “Stock Awards.” Also, see Footnote 16 to the Consolidated Financial Statements contained in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2007 and 2006 for an explanation of the assumptions made by the Company in the valuation of these awards. The Company made no stock awards in 2006.

(2)	All Other Compensation — Robert J. Currey. This column includes $13,500 of matching and profit-sharing contributions made in 2007 under the Company’s 401(k) Plan.

(3)	All Other Compensation — C. Robert Udell. This column includes $11,250 of matching and profit-sharing contributions made in 2007 under the Company’s 401(k) Plan on behalf of Mr. Udell. Mr. Udell is also provided with personal use of a Company automobile and a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile.

(4)	All Other Compensation — Steven J. Shirar. This column includes $12,996 of matching and profit-sharing contributions made in 2007 under the Company’s 401(k) Plan on behalf of Mr. Shirar. The Company also provides Mr. Shirar with living expenses while working at its Mattoon headquarters location and with personal use of a Company automobile and a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile.

(5)	All Other Compensation — Joseph R. Dively. This column includes $13,289 of matching and profit-sharing contributions made in 2007 under the Company’s 401(k) Plan. Mr. Dively is also provided with personal use of a Company automobile and a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile.

(6)	All Other Compensation — Steven L. Childers. This column includes $9,600 of matching and profit-sharing contributions made in 2007 under the Company’s 401(k) Plan.

Salary.  The “Salary” column of the Summary Compensation Table shows the salaries paid in 2007 and 2006 to each of the named executive officers. Annual salary increases were effective approximately as of March 1st of each year, and the salary rates in effect as of March 1, 2007 were:

Robert J. Currey	$360,500
C. Robert Udell, Jr.	$216,300
Steven J. Shirar	$216,300
Joseph R. Dively	$214,000
Steven L. Childers	$210,000

Stock Awards.  In March 2007, the Company granted the named executive officers restricted shares and performance shares pursuant to the LTIP. Please see the caption “Long-Term, Equity-Based Incentives” of the Compensation Discussion and Analysis on page 28 for an explanation of these stock awards.

Non-Equity Incentive Compensation.  The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2007 pursuant to the Company’s bonus plan. (For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 24.) The Company paid all of these amounts in March 2008.

2007 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards that could have been earned for 2007 and (2) stock awards made during 2007.

								All Other
								Stock
								Awards:	Grant Date
								Number of	Fair Value
		Estimated Possible Payouts Under			Estimated Possible Payouts			Shares of	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Stock or	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)	Units(#)(3)	Awards(4)

Robert J. Currey		$216,300	$432,600	$519,120
	3/12/07				10,310	20,619	24,743
	3/12/07							55,673	$1,114,016
C. Robert Udell, Jr.		$54,075	$108,150	$129,780
	3/12/07				2,517	5,034	6,041
	3/12/07							13,591	$271,956
Steven J. Shirar		$54,075	$108,150	$129,780
	3/12/07				2,517	5,034	6,041
	3/12/07							13,591	$271,956
Joseph R. Dively		$53,500	$107,000	$128,400
	3/12/07				2,517	5,034	6,041
	3/12/07							13,591	$271,956
Steven L. Childers		$52,500	$105,000	$126,000
	3/12/07				2,517	5,034	6,041
	3/12/07							13,591	$271,956

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the bonus plan were based on performance in 2007, which has now occurred. The performance targets were set in February 2007, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Compensation.” The amounts actually paid under the bonus plan for 2007 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2007, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the four goal areas it had established. Target payout was to be made if the performance goals were attained at target level, and the payout was to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 120% level; and payout was to be zero if the performance goals are attained below the 80% level. The compensation committee had discretion to increase the target payout if the target levels were exceeded or to decrease the target payout, or to pay no bonus, if the target levels were not met. Accordingly, as a technical matter, there is no preestablished threshold nor maximum level. For 2007, the compensation committee exercised no such discretion.

(2)	Estimated Possible Payouts Under Equity Incentive Plan Awards. This columns shows the threshold, target and maximum number of performance shares that could have been awarded for 2007 performance. Awards of performance shares were based on performance in 2007, which has now occurred. The performance targets were set in February 2007, as described in the Compensation Discussion and Analysis section under the caption “Long- Term, Equity-Based Incentives.” Pursuant to the LTIP program for 2007, the compensation committee established a performance award formula which linked the awards of performance shares to the weighted average achievement across the four goal areas it had established. Target awards were to be made if the performance goals were attained at target level, and the awards were to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 120% level; and awards were to zero if the performance goals are attained below the 80% level.

(3)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of restricted shares awarded to the named executive officers in 2007.

(4)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with FAS 123(R), of awards of restricted shares made in 2007 to the named executive officers and the target value of awards of performance shares made in 2007 to the named executive officers. See Footnote 16 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2007 Fiscal Year-End

This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2007.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)

Robert J. Currey	18,372	$365,603
C. Robert Udell, Jr.	25,193	$501,341
Steven J. Shirar	10,193	$202,841
Joseph R. Dively	10,193	$202,841
Steven L. Childers	10,193	$202,841

(1)	Number Of Shares Or Units Of Stock That Have Not Vested. The Company granted all named executive officers restricted shares in March 2007. The award for Mr. Currey (55,673 shares) vested 67% on December 5, 2007, and the remaining 33% (13,983) will vest on December 5, 2008. The Company granted each of the other named executive officers 13,591 restricted shares, which vest 25% on each December 5th following the award date, which leaves 10,193 unvested. In addition, Mr. Udell received a grant of 30,000 restricted shares on October 13, 2005, which vest 25% on each anniversary of the date of grant, which leaves 15,000 shares unvested as of December 31, 2007.

(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $19.90 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2007).

2007 Option Exercises and Stock Vested

This table sets forth information concerning the number of restricted shares that vested during 2007 and the value of those vested shares.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized
Name	Vesting (#)	On Vesting ($)(1)

Robert J. Currey	87,212	$1,606,457
C. Robert Udell, Jr.	15,890	$310,079
Steven J. Shirar	20,035	$386,939
Joseph R. Dively	20,035	$386,939
Steven L. Childers	20,035	$386,939

(1)	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock as reported in The Wall Street Journal for the date of vesting of the restricted shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

Pursuant to its Employment Security Agreements and 2005 Long-Term Incentive Plan, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below:

Employment Security Agreements

The Company has Employment Security Agreements with the named executive officers and certain other executives, which provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company. The Agreements with named executive officers provide for benefits upon the following types of employment termination:

•	an involuntary termination of the executive’s employment by the Company without “cause” that occurs within 24 months after a change in control of the Company; or

•	a voluntary termination of employment by the executive for “good reason” that occurs within 24 months after a change in control of the Company.

The benefits provided upon such a termination of employment include the following:

•	A lump sum cash payment, payable within 30 days of the termination of employment, equal to the sum of (i) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination, and (ii) a prorata portion of the average annual amounts paid to the executive under all cash-based incentive plans of the Company for the three fiscal years prior to the date of the change in control, or if higher, the date of employment termination.

•	The executive will continue to be covered by all welfare plans of the Company during the 12-month severance period, or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or anytime after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

•	The Company will provide a gross-up payment to the executive to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the Agreement.

•	The Company will pay any out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.

The Agreements contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month severance period.

For purposes of the Agreements:

(a) “change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board, unless any new direction’s election or nomination was approved by at least 2/3 of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

(b) “cause means the executive’s (i) conviction or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

(c) “good reason” means (i) a material reduction in the executive’s base salary and/or bonus opportunity without his consent, (ii) a material reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

2005 Long-Term Incentive Plan

The 2005 Long-Term Incentive Plan provides that if there is a change in control of the Company and there is no assumption of outstanding plan awards by the successor entity, or conversion of outstanding plan awards into comparable equity awards of the successor entity, all performance goals will be deemed satisfied at target level (unless the target level was exceeded before the change in control), and all restrictions on all outstanding stock awards will lapse. The plan also provides that if in connection with the change in control the plan awards are assumed or converted by the successor entity as described above, and within 24 months following the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, all performance goals will be deemed satisfied at target level (unless the target level was exceeded before the change in control), and all restrictions on all outstanding stock awards will lapse.

The plan uses the same definitions of change in control, cause and good reason as set forth in the Employment Security Agreements.

The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2007.

	Robert J.	C. Robert	Steven J.	Joseph R.	Steven L.
Name	Currey	Udell, Jr.	Shirar	Dively	Childers

One Time Base Salary	$360,500	$216,300	$216,300	$214,000	$210,000
Bonus	$488,333	$117,500	$117,500	$112,500	$148,333
Welfare Benefits for Severance Period(1)	$11,860	$15,291	$10,495	$8,653	$7,175
Tax Gross-Up (§280(G))	$0	$0	$0	$0	$0

(1)	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the severance period for each named executive officer.

Benefits Upon Change in Control

The additional amounts set forth in this table would be realized by each named executive officer under the 2005 Long-Term Incentive Plan, assuming a change of control of the Company occurred on December 31, 2007.

	Robert J.	C. Robert	Steven J.	Joseph R.	Steven L.
Name	Currey	Udell, Jr.	Shirar	Dively	Childers

Value of Unvested Restricted Shares(1)	$314,439	$373,677	$199,124	$199,124	$199,124

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2007 under the terms of the 2005 Long-Term Incentive Plan. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2007 ($19.90). Restricted share awards include the restricted shares granted in March, 2007 and the restricted shares issuable pursuant to the performance shares granted in March 2007, based on actual performance goal attainment levels at December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SKL INVESTMENT GROUP

Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, LLC, a Delaware limited liability company (“SKL”), which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL. SKL paid $45,000 to the Company in 2007 for the use of office space, computers, telephones and for other office related equipment. This amount is based upon actual usage incurred by SKL. For example, in 2007, SKL paid $30,000 to rent approximately 1,677 square feet of office space, which is equivalent to the Company’s base rent per square foot plus a prorated share of real estate taxes, utilities, and maintenance. The charges for use of equipment and other office related expenses was based on actual third-party charges or SKL’s estimated share of usage. The Company believes these terms are reasonable and customary, and are comparable to those which would have been obtained in an arms-length transaction.

LATEL Sale/Leaseback

In 2002, in connection with the Company’s predecessor company’s acquisition of Illinois Consolidated Telephone Company (“ICTC”) and several related businesses from McLeodUSA, each of ICTC and Consolidated Communications Market Response, Inc., an indirect, wholly owned subsidiary of the Company, entered into separate agreements with LATEL, LLC (“LATEL”), pursuant to which each of them sold to LATEL real property for total consideration of approximately $9.2 million and then leased the property back from LATEL. The sale prices for the properties sold to LATEL were determined based upon an appraisal of each property. Mr. Lumpkin and his immediate family have beneficial ownership of 74.85% of LATEL. Agracel, Inc. (“Agracel”) is a real estate investment company of which Richard A. Lumpkin, together with his family, beneficially owns 49.7%. In addition, Mr. Lumpkin is a director of Agracel. Agracel is the sole managing member and 50% owner of LATEL LLC (“LATEL”).

The initial term of both leases was one year beginning on December 31, 2002. Each lease automatically renews for successive one year terms through 2013, unless either ICTC or Consolidated Communications Market Response, Inc. provides one year prior written notice that it intends to terminate its respective lease. On August 1, 2005, LATEL exercised its option in the leases to convert the term of the leases to a fixed term of six years. After the fixed term expires on July 31, 2011, the leases will revert back to the initial lease terms, providing for automatic renewal of one year terms, through 2013.

Collectively, the lease expense for 2007 was approximately $1.35 million, of which ICTC paid approximately $1.1 million and Consolidated Communications Market Response, Inc. paid the remainder. These lease payments represent 100.0% of the revenues of LATEL. The annual rent for each lease will increase by 2.5% upon each renewal. Currently, the leases are recorded as operating leases of ICTC and Consolidated Market Response, Inc.

MACC, LLC

In 1997, prior to our predecessor company’s acquisition of ICTC at the end of 2002, Consolidated Communications Market Response, Inc. entered into a lease agreement with MACC, LLC (“MACC”), an Illinois limited liability company, pursuant to which Consolidated Communications Market Response, Inc. agreed to lease office space for a period of five years. Agracel, in which Mr. Lumpkin together with members of his family own a minority interest, is the sole managing member and 66.7% owner of MACC. Mr. Lumpkin and members of his family directly own the remainder of MACC. The parties initially extended the lease for an additional five years through October 14, 2007. On September 1, 2007, the Parties signed a new 5-year lease, extending through August 31, 2012. Consolidated Communications Market Response, Inc. paid MACC rent for 2007 in the amount of $155,205. The lease provides for a 2.5% increase to the annual lease payments each year. Neither party has the right to terminate the lease, and the Company has the right to renew the lease for two additional 5-year terms under the same terms and conditions.

First Mid-Illinois Bancshares, Inc.

Pursuant to various agreements with Consolidated Communications, Inc. (“CCI”), First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”) provides the Company with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 29.3% of the common stock of First Mid-Illinois and Mr. Dively owns less than 1.0% of the common stock of First Mid-Illinois. In addition, Mr. Dively is a director of First Mid-Illinois. The fees charged and earnings received on deposits, through repurchase agreements, are based on First Mid-Illinois’s standard schedule for large customers. During 2007, the Company paid maintenance and activity related charges of $9,731 to First Mid-Illinois and earned $174,230 of interest on its deposits. In addition, First Mid-Illinois administers the Company’s hourly 401(k) plan. During 2007, CCI paid $81,459 to First Mid-Illinois for this service, which is a competitive market rate based on assets under management that the Company believes is comparable to rates charged by independent third parties.

In 2007, The Checkley Agency, a wholly-owned insurance brokerage subsidiary of First Mid Illinois, received a $122,756 commission in 2007 relating to insurance and risk management services provided to CCI in connection with a co-brokerage arrangement with Arthur J. Gallagher Risk Management Services, Inc.

CCI provides First Mid-Illinois with local dial tone, custom calling features, long distance and other telecommunications services. In 2007, First Mid-Illinois paid CCI approximately $465,000 for these services. These services are based on standard prices for strategic business customers.

Related Person Transactions Policy

In March 2007, our audit committee adopted a written Related Person Transactions Policy, which provides for procedures for review, approval and ratification of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

Certain transactions are not subject to specific approval under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules. In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company then those available to customers who are not related to the Company.

The policy requires, prior to a party entering into any related person transaction covered by the policy, to provide notice to the Company of the proposed related person transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

ANNUAL REPORT TO STOCKHOLDERS

Our combined 2007 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2007 accompanies this proxy statement.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2009 annual meeting of stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938-3987 (Attention: Secretary), no later than December 5, 2008.

Our amended and restated bylaws provide that certain additional requirements be met in order that business may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2007 with the reporting requirements of Section 16(a) of the Exchange Act, except that, due inadvertent administrative errors, Richard A. Lumpkin inadvertently filed a late Form 4 with respect to 1,500 shares of our common stock purchased by his wife, Steven J. Shirar inadvertently filed a late Form 5 with respect to 1,000 shares of our common stock gifted by Mr. Shirar, and C. Robert Udell inadvertently filed a late Form 4 with respect to 1,934 shares acquired by the Company and subsequently canceled to satisfy income tax withholding obligations in connection with restricted shares that have vested.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” all of the proposals described in this proxy statement.

OTHER MATTERS

Our board does not know of any other matters that are to be presented for action at the 2007 annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Steven J. Shirar
Senior Vice President, President of Enterprise
Operations and Secretary

Dated: April 4, 2008

CONSOLIDATED COMMUNICATIONS
HOLDINGS, INC.
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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold
	01 — Robert J. Currey	☐	☐	02 — Maribeth S. Rahe	☐	☐

		For	Against	Abstain
2.	Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

CONSOLIDATED COMMUNICATIONS
121 SOUTH 17TH STREET, MATTOON, IL. 61938
Proxy Solicited by Board of Directors for Annual Meeting — May 6, 2008 at 9:00 a.m.
Steven J. Shirar and David J. Doedtman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings to be held on May 6, 2008 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Election of Directors and FOR Proposal 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)